Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated September 11, 2007, accompanying the consolidated financial statements and the effectiveness of internal control over financial reporting included in the Annual Report of Contango Oil & Gas Company and subsidiaries on Form 10-K for the year ended June 30, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Contango Oil & Gas Company on Forms S-3 (File No. 333-113042, effective March 18, 2004, File No. 333-115901, effective June 15, 2004 and File No. 333-127096, effective October 26, 2005).

Houston, Texas

September 11, 2007